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EX-99.B8BI

                                                     As of September 2, 1997


VIA UPS OVERNIGHT

The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention:  Global Custody Division

Re: Global Custody Agreement, Effective May 1, 1996 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A attached thereto ("Agreement")
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Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group State Tax-Free Income Trust for the benefit of the Tax-Free New Jersey Fund series and the Tax-Free Ohio Fund series (each a "Series") hereby appoints The Chase Manhattan Bank to provide custodial services for two Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A to the Agreement effective September 2, 1997. Kindly acknowledge your agreement to provide such services and to add these Series to Schedule A by signing in the space provided below.

                   DELAWARE GROUP STATE TAX-FREE INCOME TRUST on behalf of Tax-Free New Jersey Fund series and Tax-Free Ohio Fund series


                                    By:   /s/  David K. Downes
                                          ---------------------------------
                                           David K. Downes
                                           Its:  Executive Vice President
                                                 Chief Operating Officer
                                                 Chief Financial Officer
AGREED:

THE CHASE MANHATTAN BANK


By:/s/Rosemary Stidmon
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Its:Vice President
   --------------------------